Exhibit 99.1

         BSD MEDICAL LAUNCHES INTERACTIVE CANCER WEBSITE FOR PHYSICIANS

    SALT LAKE CITY, Oct. 20 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today announced that the company has launched a new interactive website to providing information and resources to physicians about BSD Medical's cancer therapy, www.heatcancer.com. This is the third stage of a comprehensive internet campaign directed at educating patients, and now physicians, on therapies available through BSD's cancer treatment systems. Patient websites previously launched as part of this comprehensive campaign include www.treatwithheat.com and www.flowersforhope.com (the award-winning Hope Garden). Visits to the Hope Garden are increasing constantly as word spreads from those who have already visited the website. Over 75,000 people have visited the Hope Garden over the past two months. BSD Medical's goal is to increase the monthly visits to over 2,000,000. Approximately 20% of those who visit the Hope Garden are seeking out information on therapy provided by BSD Medical's cancer treatment systems at the patient website, www.treatwithheat.com.

    The physicians website serves as an inclusive resource center, informing physicians about how the therapy works to fight cancer, what other physicians are saying about the treatment and providing a discussion board to allow physicians to communicate with each other, ask questions about the therapy and share their experiences. Visitors to the www.heatcancer.com website can access physician information kits, reimbursement information, interactive DVDs and other tools, providing training and education as well as the ability to be in contact with a sales representative. The website was developed by Richter7, a full-service advertising and marketing firm with expertise in the development of medical websites. Richter7 has developed and implemented similar websites that have been successful for medical device manufacturers such as Medtronic and Biolase.

    BSD Medical is the leading developer of cancer therapy systems that are based on the use of precision-guided RF/microwave energy to increase the temperature of cancerous tissue and force it into hyperthermia. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems based on increasing patient or physician exposure to the Company's cancer therapy are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             10/20/2006
    /CONTACT: Hyrum A. Mea of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.treatwithheat.com
                http://www.flowersforhope.com
                http://www.heatcancer.com
                http://www.BSDMedical.com /